(Large Cap Value CORE II)








                       SUB-INVESTMENT MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                         GOLDMAN SACHS ASSET MANAGEMENT

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY


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                       SUB-INVESTMENT MANAGEMENT AGREEMENT


         AGREEMENT made as of the May 1, 2001 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), Goldman Sachs Asset Management, a unit of the Investment Management Division of Goldman, Sachs & Co., a New York limited partnership ("Goldman Sachs"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

         WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

         WHEREAS, JHLICO and Goldman Sachs are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

         WHEREAS, the Trust is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Trust offers shares in several classes, one of which is designated as the Large Cap Value CORE II Fund (together with all other classes established by the Trust, collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and

         WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of June 1, 2000 (the "Investment Management Agreement"), pursuant to which it may contract with Goldman Sachs as a sub-manager as provided for herein;

         NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.       APPOINTMENT OF SUB-MANAGER

         (a) Subject Fund. Goldman Sachs is hereby appointed and Goldman Sachs hereby accepts the appointment to act as investment adviser and manager to the Large Cap Value CORE II Fund (the "Subject Fund"), effective May 1, 2001 for the period and on the terms herein set forth, for the compensation herein provided.

         (b) Additional Subject Funds. In the event that the Trust and JHLICO desire to retain Goldman Sachs to render investment advisory services hereunder for any other Fund, they shall so notify Goldman Sachs in writing. If it is willing to render such services, Advisers shall notify the Trust in writing, whereupon such Fund shall become a Subject Fund hereunder.


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         (c) Incumbency Certificates. Goldman Sachs shall furnish to JHLICO, immediately upon execution of this Agreement, a certificate of a senior officer of Goldman Sachs setting forth (by name and title, and including specimen signatures) those officers of Goldman Sachs who are authorized to make investment decisions for the Subject Fund pursuant to the provisions of this Agreement. Goldman Sachs shall promptly provide supplemental certificates in connection with each additional Subject Fund (if any) and further supplemental certificates, as needed, to reflect all changes with respect to such authorized officers for any Subject Fund. On behalf of the Trust, JHLICO shall instruct the custodian for the Subject Fund to accept instructions with respect to the Subject Fund from the officers of Goldman Sachs so named.

         (d) Independent Contractor. Goldman Sachs shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

         (e) Goldman Sachs' Representations. Goldman Sachs represents, warrants and agrees (i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true (in any material respect) at any time during the term of this Agreement, (iii) that it will promptly notify JHLICO of any material change in the senior management or ownership of Goldman Sachs, or of any change in the identity of the personnel who manage the Subject Fund, (iv) that it has adopted a code of ethics complying with the requirements of Rule 17j-1 of the Securities and Exchange Commission (the "SEC") under the 1940 Act and has provided true and complete copies of such code to the Trust and to JHLICO, and has adopted procedures designed to prevent violations of such code, and (v) that it has furnished the Trust and JHLICO each with a copy of Goldman Sachs' Form ADV, as most recently filed with the SEC, and will promptly furnish copies of each future amendment thereto.

2.  PROVISION OF INVESTMENT MANAGEMENT SERVICES.

         Goldman Sachs will provide for the Subject Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as established by the Trust and JHLICO. From time to time, JHLICO or the Trust may provide Goldman Sachs with additional or amended investment policies, guidelines and restrictions. Goldman Sachs, as sub-manager, will manage the investment and reinvestment of the assets in the Subject Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees


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of the Trust, consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions delivered to Goldman Sachs in writing by JHLICO or the Trust from time to time). By its signature below, Goldman Sachs acknowledges receipt of a copy of the Trust's Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

         Goldman Sachs will, at its own expense:

         (a) advise the Trust in connection with investment policy decisions to be made by its Board of Trustees or any committee thereof regarding the Subject Fund and, upon reasonable request, furnish the Trust with research, economic and statistical data in connection with said Fund's investments and investment policies;

         (b) submit such reports and information as JHLICO or the Trust's Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Subject Fund;

         (c) place orders for purchases and sales of portfolio investments for the Subject Fund;

         (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Fund;

         (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the custodian, transfer agent or JHLICO;

         (f) at the close of business each day, provide JHLICO and the custodian with copies of trade tickets, electronic access to trade records, or other means to verify trade data received by the custodian from third parties for each transaction effected for the Subject Fund;

         (g) as soon as practicable following the end of each calendar month, provide JHLICO with written statements showing all transactions effected for the Subject Fund during the month, a summary listing all investments held in such Fund as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Fund; and

         (h) absent specific instructions to the contrary provided to it by JHLICO and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Fund in accordance with Goldman Sachs' proxy voting policy as most recently provided to JHLICO.

         On its own initiative, Goldman Sachs will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Subject Fund, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this


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purpose. Goldman Sachs will also make its personnel available in Boston or other reasonable locations as often as quarterly to discuss the Subject Fund and Goldman Sachs' management thereof, to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may reasonably request.

         The Trust and JHLICO will provide timely information to Goldman Sachs regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Fund. JHLICO will timely provide Goldman Sachs with copies of monthly accounting statements for the Subject Fund, and such other information (including, without limitation, reports concerning the classification of Fund securities for purposes of Subchapter M of the Internal Revenue Code and Treasury Regulations
Section 1.817) as may be reasonably necessary or appropriate in order for Goldman Sachs to perform its responsibilities hereunder. Without limiting the foregoing, JHLICO will perform quarterly and annual tax compliance tests to measure whether the Subject Fund is in compliance with Subchapter M and Section 817(h) of the Internal Revenue Code. JHLICO will apprise Goldman Sachs promptly after each tax quarter end of any non-compliance with the diversification requirements in such provisions of the Internal Revenue Code. If so apprised, Goldman Sachs will take prompt action to remedy any such non-compliance identified by JHLICO and bring the Subject Fund back into compliance with such diversification provisions of the Internal Revenue Code.

3.       ALLOCATION OF EXPENSES.

         Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:

         (a) brokerage commissions for transactions in the portfolio investments of the Trust and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

         (b)  custodian fees and expenses;

         (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and

         (d)  interest payable on the Trust's borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.


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4.       SUB-ADVISORY FEES.

         For all of the services rendered with respect to the Subject Fund as herein provided, JHLICO shall pay to Goldman Sachs a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets of the Subject Fund, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Fund during any calendar month, the fee with respect to such Fund accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the Subject Fund's net assets as of the most recent preceding day for which the Subject Fund's net assets were computed.

5.       PORTFOLIO TRANSACTIONS.

         In connection with the investment and reinvestment of the assets of the Subject Fund, Goldman Sachs is authorized to select the brokers or dealers (including affiliated broker-dealers) that will execute purchase and sale transactions for the Fund and to use its best efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Fund. Goldman Sachs shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, Goldman Sachs shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund or to Goldman Sachs, and who charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. Goldman Sachs shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided.

         Goldman Sachs will not receive any tender offer solicitation fees or similar payments in connection with the tender of investments of any Fund.

6.       OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

         The Trust shall own and control all records maintained hereunder by Goldman Sachs on the Trust's behalf and, in the event of termination of this Agreement with respect to any Fund for any reason, all records relating to that Fund shall be promptly returned to the Trust, free from any claim or retention of rights by Goldman Sachs, provided that (subject to the last paragraph of this Section 6) Goldman Sachs may retain copies of such records. Goldman Sachs also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for audit or inspection by representatives of regulatory authorities or other persons reasonably designated by the Trust. Goldman Sachs further


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agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2, and to supply all information requested by any insurance regulatory authorities to determine whether all insurance laws and regulations are being complied with. Goldman Sachs shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments which is reasonably required by them and reasonably available to Goldman Sachs.

         Goldman Sachs shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities, is required by applicable law, legal process or in connection with any litigation arising out of the subject matter of this Agreement, or is otherwise publicly disclosed and such public disclosure is not in breach of any confidentiality restriction.

7.       LIABILITY; STANDARD OF CARE.

         No provision of this Agreement shall be deemed to protect Goldman Sachs or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties. Goldman Sachs shall employ only qualified personnel to manage the Subject Fund; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Subject Fund (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of Fund securities for such purposes) as a regulated investment company in accordance with Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Trust; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Goldman Sachs shall not be obligated to perform any service not described in this Agreement, shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved, and shall not be obligated to comply with any applicable insurance laws and regulations unless previously notified thereof in writing by JHLICO or the Trust.


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8.       DURATION AND TERMINATION OF THIS AGREEMENT.

         (a) Duration. This Agreement shall become effective with respect to the Subject Fund on the date hereof and, with respect to any additional Subject Fund, on the date of receipt by the Trust of notice from Goldman Sachs in accordance with Paragraph 1(b) hereof that it is willing to serve with respect to such Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof with respect to the initial Subject Fund and, with respect to each additional Subject Fund, until two years following the date on which such Fund becomes a Subject Fund hereunder, and shall continue in full force and effect thereafter with respect to each Subject Fund so long as such continuance with respect to any such Fund is approved at least annually (i) by either the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of such Fund, and (ii) in either event by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

         Any approval of this Agreement by the holders of a majority of the outstanding shares of any Subject Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (A) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (B) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

         (b) Termination. This Agreement may be terminated with respect to any Subject Fund at any time, without payment of any penalty, by the Trust pursuant to a vote of the trustees of the Trust or a vote of a majority of the outstanding shares of such Fund, which termination shall be effective immediately upon delivery of notice thereof to Goldman Sachs and JHLICO (unless a later effective date is specified in such notice). This Agreement may be terminated by Goldman Sachs on at least ninety days' prior written notice to the Trust and JHLICO, and may be terminated by JHLICO on at least ninety days' prior written notice to the Trust and Goldman Sachs. In the event of any termination of this Agreement with respect to a Subject Fund, the parties agree to cooperate and to use reasonable efforts to effect the transition of daily management services for such Subject Fund from Goldman Sachs to JHLICO (or to another sub-investment manager identified by JHLICO); it being understood and agreed that Goldman Sachs shall not be liable for any loss, cost or expense (including without limitation any loss, cost or expense arising out of any termination pursuant to the first sentence of this Section 8(b) which is effective upon less than 30 days' prior written notice) incurred by the Trust or by the Subject Fund arising out of any such termination and transition of daily management services, except as may be caused by Goldman Sachs' willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. On the effective date of any termination, Goldman Sachs shall cease its activities under this Agreement with respect to, and shall cease to be responsible for, the continuing management of any terminated Subject Fund.


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         (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (other than as permitted pursuant to Section 15 below) or if the Investment Management Agreement is terminated.

9.  SERVICES NOT EXCLUSIVE; USE OF GOLDMAN SACHS' NAME AND LOGO.

         The services of Goldman Sachs to the Trust are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of Goldman Sachs and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and other investment advisory clients.

         During the term of this Agreement, JHLICO and the Trust shall have the non-exclusive and non-transferable right to use Goldman Sachs' name and logo in all materials relating to the Subject Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to distribution of any materials which refer to Goldman Sachs, JHLICO shall consult with Goldman Sachs and shall furnish to Goldman Sachs a copy of such materials. Goldman Sachs agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not distribute such materials if Goldman Sachs reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are used.

10.  AVOIDANCE OF INCONSISTENT POSITION.

         In connection with the purchase and sale of portfolio securities of the Subject Fund, Goldman Sachs and its directors, officers and employees will not act as principal or agent or receive any commission, except as may be permitted under the 1940 Act, including but not limited to securities or futures transactions complying with Rule 17e-1 under the 1940 Act and joint repurchase transactions complying with the conditions of any exemptive order obtained by Goldman Sachs. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Fund with those for other registered investment companies or other clients managed by Goldman Sachs or its affiliates, if orders are allocated in a manner deemed equitable by Goldman Sachs among the accounts and at a price approximately averaged.

11.  AMENDMENT.

         No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective with respect to any Fund until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of that Fund, and (b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.


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12.  LIMITATION OF LIABILITY.

         It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

13.  NOTICES

      Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

              GOLDMAN SACHS:        Goldman Sachs Asset Management
                                    32 Old Slip, 17th Floor
                                    New York, NY  10004
                                    Attention:  Daniel Dumont
                                    Fax #:  212-357-3279

                     JHLICO: John Hancock Life Insurance Company 200 Clarendon Street
                                    P.O. Box 111
                                    Boston, MA  02117
                                    Attention:  Raymod F. Skiba
                                    Fax #:  617-375-4835

                     TRUST: John Hancock Variable Series Trust I 200 Clarendon Street
                                    P.O. Box 111
                                    Boston, MA  02117
                                    Attention:  Raymond F. Skiba
                                    Fax #:  617-375-4835

14.  GOVERNING LAW.

         This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.


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15.  ASSIGNMENT.

         This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of each other party.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.


ATTEST:                         JOHN HANCOCK VARIABLE SERIES
                                TRUST I

/s/ ARNOLD R. BERGMAN           By: /s/ THOMAS J. LEE
---------------------               -----------------
Arnold R. Bergman               Title: President and Vice Chairman
Counsel                         Thomas J. Lee
ATTEST:                         JOHN HANCOCK LIFE INSURANCE COMPANY

/s/ ARNOLD R. BERGMAN
---------------------
Arnold R. Bergman               By: /s/ MICHELE G. VAN LEER
Counsel                             -----------------------
                                Title: Senior Vice President
                                Michele G. Van Leer
ATTEST:                         GOLDMAN SACHS ASSET MANAGEMENT, a unit of
                                the Investment Management Division of Goldman,
                                Sachs & Co.

/s/ HOWARD B. SURLOFF
---------------------
Howard B. Surloff               By: /s/ DAVID B. FORD
                                    -----------------
                                Title: Managing Director
                                       David B. Ford


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                                   SCHEDULE I

                                      FEES
                                      ----



     Current Net Assets Under Management               Sub-Advisory Fee
     -----------------------------------               ----------------


     On the first $50,000,000                 40 basis points (0.40%) per annum

     On the next $150,000,000                 30 basis points (0.30%) per annum

     On amounts over $200,000,000             25 basis points (0.25%) per annum



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